Exhibit 2.1

                   IN THE UNITED STATES BANKRUPTCY COURT
                   FOR THE NORTHERN DISTRICT OF ILLINOIS
                              EASTERN DIVISION

In re:                           )        Case No.  01-24795
                                 )        (Jointly Administered)
COMDISCO, INC.                   )        Chapter 11
et al.,                          )        Hon. Ronald Barliant
                                 )
         Debtors.                )



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              FINDINGS OF FACT, CONCLUSIONS OF LAW, AND ORDER
          UNDER 11 U.S.C.ss.ss. 1129(a) AND (b) AND FED. R. BANKR.
             P. 3020 CONFIRMING THE FIRST AMENDED JOINT PLAN OF
                    REORGANIZATION OF COMDISCO, INC. AND
              ITS AFFILIATED DEBTORS AND DEBTORS IN POSSESSION

          -------------------------------------------------------



         Upon the motion, dated April 26, 2002 (the "Motion"), of Comdisco, Inc. ("Comdisco") and certain of its affiliates (the "Affiliate Debtors"), debtors and debtors-in-possession in the above-captioned cases (Comdisco and the Affiliate Debtors, collectively, the "Debtors") for the entry of an order approving the Debtors' Disclosure Statement in accordance with the Scheduling Order entered by the Court on March 26, 2002; determining the treatment of certain claims for notice and voting purposes; establishing a record date for voting and solicitation purposes and procedures for filing objections to the First Amended Joint Plan of Reorganization of Comdisco, Inc. and its Affiliated Debtors and Debtors in Possession (the "Plan")(1) and temporary allowance of claims for voting purposes; and approving solicitation procedures for confirmation and seeking confirmation of the Plan; and based upon (i) the Court's review of the Certificate of Publication, the Affidavits of Mailing with Respect to Solicitation Materials (the "Logan Affidavit" and the "Innisfree Affidavit"), and the Declarations of Kate Logan and David Hardie certifying the Methodology for Tabulating Votes on, and the Results of Voting with Respect to, the

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1    Unless otherwise defined, capitalized terms used herein shall have the meanings ascribed to them in the Plan. Any term used in the Plan or this order (the "Confirmation Order") that is not defined in the Plan or this Confirmation Order, but that is used in the United States Bankruptcy Code, 11 U.S.C. ss.ss. 101-1330, as amended (the
     "Bankruptcy Code"), or the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules.



First Amended Joint Plan of Reorganization of Comdisco, Inc. and its Affiliated Debtors and Debtors-in-Possession (the "Voting Report"), each filed on July 26, 2002, (ii) the Memorandum of Law in Support of Confirmation of the Plan filed by the Debtors on July 29, 2002, (iii) the Declarations of Norman P. Blake, Chief Executive Officer of Comdisco, Inc., Thomas J. Allison, of Huron Consulting Group LLC (the "Allison Declaration") and Todd R. Snyder, of Rothschild Inc. (the "Snyder Declaration"), in support of Confirmation of the Plan filed by the Debtors on July 29, 2002, (iv) all of the evidence proffered or adduced at, objections filed in connection with, and arguments of counsel made at, the Confirmation Hearing and (v) the entire record of these Chapter 11 Cases; and after due deliberation thereon and good cause appearing therefor, the Court hereby makes the following findings of fact and conclusions of law.(2)

                    THE COURT FINDS AND CONCLUDES THAT:

         A. Filing of First Amended Plan. On June 13, 2002, the Debtors filed the Plan and the Disclosure Statement with Respect First Amended Joint Plan of Reorganization of Comdisco, Inc. and its Affiliated Debtors and Debtors in Possession (as transmitted to parties-in-interest, the "Disclosure Statement").

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2    Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact when appropriate. See Fed. R. Bankr. P. 7052.




         B. Solicitation Procedures Order. On June 13, 2002, the Court entered an order (the "Solicitation Procedures Order") that, among other things, (i) approved the Disclosure Statement as containing adequate information within the meaning of section 1125 of the Bankruptcy Code and Fed. R. Bankr. P. 3017, (ii) fixed July 30, 2002 as the date for the commencement of the hearing to consider confirmation of the Plan (the "Confirmation Hearing"), (iii) approved the form and method of notice of the Confirmation Hearing (the "Confirmation Hearing Notice"), and (iv) established certain procedures for soliciting and tabulating votes with respect to the Plan.

         C. Transmittal of Solicitation Package. The Confirmation Hearing Notice, the Disclosure Statement, the Plan, the Solicitation Procedures Order, both the Creditors' Committee's solicitation statement and the Equity Committee's solicitation statement with respect to the Plan and, as to holders of C-3, C-4, C-5A, C-5B and P-3 (collectively, the "Voting Classes"), a ballot and return envelope (such ballot and envelope being referred to as a "Ballot"), were transmitted in accordance with Fed. R. Bankr. P. 3017(d) and the Solicitation Procedures Order, all as is set forth in the Logan/Innisfree Declaration.

         D. Publication of Confirmation Hearing Notice. The Debtors published the Confirmation Hearing Notice in The Wall Street Journal (Global Edition), The New York Times (National Edition) and Chicago Tribune (Daily Edition) on June 28, 2002, as evidenced by the Certificate of Publication.

         E. Voting Report. On July 26, 2002, the Debtors filed the Voting Report, certifying the method and results of the ballot tabulation each of the Voting Classes voting to accept or reject the Plan.

         F. Bankruptcy Rule 3018(a) Stipulations. Prior to the Confirmation Hearing, multiple motions were filed for temporary allowance of claims for voting purposes pursuant to Bankruptcy Rule 3018(a) (the "3018(a) Motions"). The 3018(a) Motions include: Thomas Flohr (Docket No. 2373); Bank of America, N.A. (Docket No. 2379); Bank of America Securities LLC (Docket No. 2381); SRA/33 Washington, L.P. (Docket No. 2383); Citibank N.A., Citibank N.A., London Branch, Citicorp Investment Bank (The Netherlands) NV, The Royal Bank of Scotland PLC, as Agent, Citibank, N.A., as Agent, Citibank, N.A.,Taipei Offshore Branch, Citicapital Commercial Corporation and European American Bank (Docket No. 2385); Avant! Corporation (Docket No. 2388); Bryant Collins (Docket No. 2409) and Operating Telephone Company Subsidiaries of Verizon Communications Inc. (Docket No. 2450). In addition, several stipulations were filed with the Court pursuant to Bankruptcy Rule 3018(a) (the "3018(a) Stipulations") in which several Claim holders and the Debtors stipulated and the Court ordered that certain Claims be temporarily allowed for voting purposes only, each of which has been incorporated in the results set forth in the Voting Report.

         G. Exclusive Jurisdiction; Venue; Core Proceeding (28 U.S.C. ss.ss. 157(b)(2) and 1334(a)). This Court has jurisdiction over the Chapter 11 Cases pursuant to 28 U.S.C.ss.ss. 157 and 1334. Venue is proper pursuant to 28 U.S.C. ss.ss. 1408 and 1409. Confirmation of the Plan is a core proceeding under 28 U.S.C. ss. 157(b)(2), and this Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.

         H. Judicial Notice. This Court takes judicial notice of the docket of the Chapter 11 Cases maintained by the Clerk of the Court and/or its duly-appointed agent, including, without limitation, all pleadings and other documents filed, all orders entered, and all evidence and arguments made, proffered or adduced at, the hearings held before the Court during the pendency of the Chapter 11 Cases.

         I. Transmittal And Mailing Of Materials; Notice. All due, adequate and sufficient notice of the Disclosure Statement and Plan and of the Confirmation Hearing, along with all deadlines for voting on or filing objections to the Plan, has been given to all known holders of Claims in accordance with the procedures set forth in the Solicitation Procedures Order. The Disclosure Statement, Plan, Ballots, Solicitation Procedures Order, Confirmation Hearing Notice and both the Creditors' Committee's and Equity Committee's solicitation statements with respect to the Plan were transmitted and served in substantial compliance with the Solicitation Procedures Order and the Bankruptcy Rules, and such transmittal and service were adequate and sufficient. Adequate and sufficient notice of the Confirmation Hearing and the other bar dates and hearings described in the Solicitation Procedures Order was given in compliance with the Bankruptcy Rules and the Solicitation Procedures Order, and no other or further notice is or shall be required.

         J. Solicitation. Votes for acceptance or rejection of the Plan were solicited in good faith and complied with sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017 and 3018, the Disclosure Statement, all other applicable provisions of the Bankruptcy Code, and all other rules, laws, and regulations.

         K. Distribution. All procedures used to distribute to the applicable holders of Claims and to tabulate the ballots were fair and conducted in accordance with the Bankruptcy Code, the Bankruptcy Rules, the local rules of the Bankruptcy Court for the Northern District of Illinois (Eastern Division) (the "Bankruptcy Court") and all other rules, laws, and regulations.

         L. Impaired Classes that have voted to accept the Plan. As evidenced by the Voting Report, which certified both the method and results of the voting, all Voting Classes, except Class C-5B which did not Vote on the Plan, have accepted the Plan pursuant to the requirements of sections 1124 and 1126 of the Bankruptcy Code. Thus, at least one impaired class of Claims has voted to accept the Plan with respect to each Debtor.

         M. Classes deemed to have rejected Plan. Class P-4 (the "Zero Distribution Class") will receive no distribution under the Plan and is deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

         N. Burden Of Proof. The Debtors, as proponents of the Plan, have met their burden of proving the elements of sections 1129(a) and (b) of the Bankruptcy Code, by a preponderance of evidence, which is the applicable evidentiary standard in this Court. The Court also finds that the Debtors have satisfied the elements of sections 1129(a) and (b) of the Bankruptcy Code under the clear and convincing standard of proof.

         O. Plan Compliance With Bankruptcy Code (11 U.S.C.ss. 1129(a)(1)). The Plan complies with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(1) of the Bankruptcy Code.

         1. Proper Classification (11 U.S.C.ss.ss.1122, 1123(a)(1)). In addition to Administrative Claims and Priority Tax Claims (which are not required to be classified), the Plan designates seven (7) Classes of Claims and three (3) Classes of Interests. The Claims and Interests placed in each Class are substantially similar to other Claims or Interests in each such Class. Valid business, factual and legal reasons exist for separately classifying the various Classes of Claims and Interests created under the Plan, and such Classes do not unfairly discriminate between holders of Claims or Interests. Thus, the Plan satisfies sections 1122 and 1123(a)(1) of the Bankruptcy Code.

         2.    Specification of Unimpaired Classes (11 U.S.C.ss.
               1123(a)(2)). Section 4.1 of the Plan specifies the classes of Claims and Interests that are unimpaired. Thus, the Plan satisfies section 1123(a)(2) of the Bankruptcy Code.

         3. Specification of Treatment Of Impaired Classes (11 U.S.C.ss. 1123(a)(3)). Section 4.2 of the Plan specifies the classes of Claims and Interests that are impaired under the Plan.
               Article V of the Plan specifies the treatment of Claims in all such Classes. Thus, the Plan satisfies section 1123(a)(3) of the Bankruptcy Code.

         4. No Discrimination (11 U.S.C. ss. 1123(a)(4)). The Plan provides for the same treatment by the relevant Debtor for each Claim in each respective Class unless the holder of a particular Claim has agreed to less favorable treatment with respect to such Claim. Thus, the Plan satisfies section 1123(a)(4) of the Bankruptcy Code.

         5. Implementation Of Plan (11 U.S.C.ss. 1123(a)(5)). The Plan provides adequate and proper means for implementation of the Plan, including, without limitation, (a) provisions for certain Restructuring Transactions to consummate the Plan,
               (b) the continued corporate existence of the Reorganized Debtors (subject to the Restructuring Transactions), (c) the corporate constituent documents that will govern the Reorganized Debtors, and (d) the retention by the Reorganized Debtors of certain assets of their respective estates other than the assets to be transferred to the Litigation Trust. Thus, the Plan satisfies section 1123(a)(5) of the Bankruptcy Code.

         6. Prohibition Against Issuance of Non-Voting Equity Securities and Provisions for Voting Power of Classes of Securities (11 U.S.C. ss. 1123 (a)(6)). Section 7.6 of the Plan provides that the articles of incorporation of Reorganized Comdisco will prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code. Such statutory provisions have been incorporated into Plan Exhibit F.

         7. Selection Of Officers, Directors and the Trustee (11 U.S.C. ss. 1123(a)(7)). In the Plan, and as announced at the Confirmation Hearing, the Debtors properly and adequately disclosed or otherwise identified the procedures for determining the identity and affiliations of all individuals or entities proposed to serve on or after the Effective Date
               (a) as officers or directors of the Reorganized Debtors and
               (b) the Trustee for the Litigation Trust. The appointment or employment of such individuals or entities and the proposed compensation and indemnification arrangements for officers and directors are consistent with the interests of Claim holders and with public policy. Thus, section 1123(a)(7) of the Bankruptcy Code is satisfied.

         8. Additional Plan Provisions (11 U.S.C.ss. 1123(b)). The Plan's provisions are appropriate and consistent with the applicable provisions of the Bankruptcy Code, including, without limitation, provisions for (a) distributions to creditors, (b) the disposition of executory contracts and unexpired leases, (c) the retention of, and right to enforce, sue on, settle or compromise (or refuse to do any of the foregoing with respect to) certain claims of causes of action against third parties, for the extent not waived and released under the Plan, (d) resolution of Disputed Claims, (e) allowance of certain Claims, (f) certain Restructuring Transactions to be implemented pursuant to the Plan, (g) indemnification obligations, (h) releases by the Debtors and Debtors-in-Possession, (i) releases by holders of claims and interests and (j) creation of the Litigation Trust.

         9. Fed. R. Bankr. P. 3016(a). The Plan is dated and identifies the entities submitting it, thereby satisfying Fed. R. Bankr. P. 3016(a).

         P. Debtors' Compliance With Bankruptcy Code (11 U.S.C.ss. 1129(a)(2)). The Debtors have complied with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(2) of the Bankruptcy Code. Specifically, the Debtors are proper debtors under section 109 of the Bankruptcy Code and proper proponents of the Plan under section 1121(a) of the Bankruptcy Code. The Debtors have complied with the applicable provisions of the Bankruptcy Code, including as provided or permitted by orders of this Court. The Debtors have complied with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Solicitation Procedures Order in transmitting the Plan, the Disclosure Statement, the Ballots and related documents and notices, and in soliciting and tabulating votes on the Plan.

         Q. Plan Proposed In Good Faith (11 U.S.C. ss. 1129(a)(3)). The Debtors have proposed the Plan in good faith and not by any means forbidden by law, thereby satisfying section 1129(a)(3) of the Bankruptcy Code. In determining that the Plan has been proposed in good faith, the Court has examined the totality of the circumstances surrounding the filing of the Chapter 11 Cases and the formulation of the Plan. See Bankruptcy Rule 3020(b). The Chapter 11 Cases were filed, and the Plan was proposed, with the legitimate and honest purpose of maximizing the value of each of the Debtors and the recovery to Claim holders under the circumstances of these cases.

         R. Payments For Services Or Costs And Expenses (11 U.S.C.ss. 1129(a)(4)). Any payment made or to be made by the Debtors for services or for costs and expenses in connection with the Chapter 11 Cases, including all administrative expense and substantial contribution claims under sections 503 and 507 of the Bankruptcy Code, or in connection with the Plan and incident to the Chapter 11 Cases, has been approved by, or is subject to the approval of, the Court as reasonable, thereby satisfying section 1129(a)(4) of the Bankruptcy Code. Any amounts allocated by the Debtors for the payment of such services, costs and expenses, or any recoveries or disgorgements subsequently ordered by the Court on account of payments to professionals prior to final allowance of such amounts shall constitute assets owned exclusively by Reorganized Comdisco.

         S. Directors, Officers, And Insiders (11 U.S.C. ss. 1129(a)(5)). The Debtors have complied with section 1129(a)(5) of the Bankruptcy Code and have disclosed the initial officers of Reorganized Comdisco. The Debtors have disclosed the manner for selection of the initial board of directors of Reorganized Comdisco. The initial board of directors shall consist of five (5) directors, with the Creditor's Committee entitled to appoint four (4) directors and the new Chief Executive Officer of Comdisco, Ronald C. Mishler, as the fifth. The Persons designating the board members have filed with the Bankruptcy Court and provided to Comdisco written notice of the identities of such members.

         T. No Rate Changes (11 U.S.C.ss.1129(a)(6)). Section 1129(a)(6) of the Bankruptcy Code is satisfied because the Plan does not provide for any change in rates over which a governmental regulatory commission has jurisdiction.

         U. Best Interests Of Creditors Test (11 U.S.C.ss.1129(a)(7)). The Plan satisfies section 1129(a)(7) of the Bankruptcy Code. The liquidation analysis in Appendix C to the Disclosure Statement, the Allison Declaration, the Snyder Declaration and evidence adduced at the Confirmation Hearing (1) are persuasive, credible and accurate as of the dates such evidence was prepared, presented, or proffered, (2) either have not been controverted by other persuasive evidence or have not been challenged, (3) are based upon reasonable and sound assumptions, (4) provide a reasonable estimate of the liquidation values of the Debtors upon conversion to a Chapter 7 proceeding, and (5) establish that each holder of a Claim or Interest in an impaired Class that has not accepted the Plan will receive or retain under the Plan, on account of such Claim, property of a value, as of the Effective Date of the Plan, that is not less than the amount that it would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code on such date.

         V. Treatment Of Administrative And Priority Tax Claims and Other Priority Claims (11 U.S.C.ss.1129(a)(9)). The treatment of Administrative Claims and Priority Tax Claims and Other Priority Claims under the Plan satisfy the requirements of section 1129(a)(9)(A), (B) and (C) of the Bankruptcy Code, respectively.

         W. Acceptance By Impaired Class (11 U.S.C.ss. 1129(a)(10)). Classes C-3, C-4 and P-3 are each Impaired Classes of Claims that have voted to accept the Plan, and do not contain "insiders." Thus, section 1129(a)(10) of the Bankruptcy Code is satisfied.

         X. Feasibility (11 U.S.C.ss.1129(a)(11)). The Plan satisfies section 1129(a)(11) of the Bankruptcy Code. As supported by the financial projections in Appendix D to the Disclosure Statement, the Snyder Declaration and evidence adduced at the Confirmation Hearing, confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or the Reorganized Debtors, unless their liquidation is proposed under the Plan. After the Effective Date, the Reorganized Debtors should have adequate capital to meet their ongoing obligations, and will be under the control of competent management. Accordingly, the Plan is found and determined to be feasible.

         Y. Payment Of Fees (11 U.S.C.ss.1129(a)(12)). The Debtors have paid or shall pay by the Effective Date fees payable under 28
U.S.C.ss.1930, thereby satisfying section 1129(a)(12) of the Bankruptcy
Code.

         Z. Continuation Of Retiree Benefits (11 U.S.C. ss. 1129(a)(13)). From and after the Effective Date, the Reorganized Debtors, at their sole discretion, will continue their existing employee, severance and retention benefits policies, plans and agreements subject to any rights to amend, modify or terminate such benefits under the terms of the applicable benefits agreements, applicable non-bankruptcy law or determination by the board of directors of the Reorganized Debtors. The Reorganized Debtors will continue to pay "retiree benefits" (as defined in section 1114(a) of the Bankruptcy Code), if any, thereby satisfying section 1129(a)(13) of the Bankruptcy Code.

         AA. Section 1129(b)/Confirmation of the Plan over Nonacceptance of Impaired Classes. There are no Allowed Claims in Class C-5B entitled to vote on the Plan, and therefore there were no votes cast by members of this Class on the Plan. In addition, the Zero Distribution Class is an impaired class of Interests that is deemed to have rejected the Plan pursuant to 11 U.S.C. ss. 1126(g). Pursuant to section 1129(b) of the Bankruptcy Code, the Plan may be confirmed notwithstanding the fact that not all impaired Classes voted to accept the Plan. All of the requirements of section 1129(a) of the Bankruptcy Code other than section 1129(a)(8), with respect to such class, have been met. With respect to Class C-5B and the Zero Distribution Class, no holders of Claims or Interests junior to the holders of such classes will receive or retain any property under the Plan and, as evidenced by the valuations and estimates contained in the Disclosure Statement and put into evidence of the Confirmation Hearing, no Class of Claims or Interests senior to any such classes is receiving more than full payment on account of such Claims or Interests.

         AB. Principal Purpose Of Plan (11 U.S.C.ss. 1129(d)). The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act of 1933 (15 U.S.C.ss. 77e).

         AC. Modifications to the Plan. The modifications to the Plan set forth in paragraph 42 hereof, constitute technical changes and/or changes with respect to particular Claims by agreement with holders of such Claims, and do not materially adversely affect or change the treatment of any Claims or Interests. Accordingly, pursuant to Bankruptcy Rule 3019, these modifications do not require additional disclosure under section 1125 of the Bankruptcy Code or re-solicitation of votes under section 1126 of the Bankruptcy Code, nor do they require that holders of Claims or Interests be afforded an opportunity to change previously cast acceptances or rejections of the Original Plan.

         AD. Good Faith Solicitation (11 U.S.C.ss. 1125(e)). The Debtors and their agents, representatives, attorneys, and advisors have solicited votes on the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code and the Solicitation Procedures Order and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation provisions set forth in Section 14.4 of the Plan.

         AE. The Reorganized Debtors Will Not Be Insolvent Nor Left With Unreasonably Small Capital. As of the occurrence of the Effective Date, the Reorganized Debtors will be solvent and will not reasonably be expected to be rendered insolvent or left with unreasonably small capital to operate their businesses as a result of the Plan or any other transactions contemplated by the Plan.

         AF. Restructuring Transactions. Each of the Restructuring Transactions contemplated by the Plan is fair, appropriate and in the best interests of the Debtors' estates and are authorized by 11
U.S.C.ss.ss.1142(b), 1123(a) and 105.

         AG. Executory Contracts. The Debtors have exercised reasonable business judgment in determining whether to assume, assume and assign, or reject each of their executory contracts and unexpired leases as set forth in Plan Schedules 8.1 and 8.2. Each pre-Confirmation assumption, assumption and assignment or rejection of an executory contract or unexpired lease pursuant to Sections 8.1 and 8.2 of the Plan shall be legal, valid and binding upon the applicable Debtor and all nondebtor parties to such executory contract or unexpired lease, all to the same extent as if such assumption, assumption and assignment or rejection had been effectuated to an appropriate authorizing order of the Bankruptcy Court entered before the Confirmation Date under section 365 of the Bankruptcy Code.

         AH. Settlement of Certain Claims. The proposed settlements of certain Claims set forth under the Plan, constitute good faith compromises and settlements of all such Claims as set forth in the Plan and are fair, reasonable and appropriate pursuant to Bankruptcy Rule 9019.

         AI. Releases and Discharges. The releases and discharges of Claims and Causes of Action described in Article XIV of the Plan constitute a good faith compromise and settlement of the matters covered thereby. Such compromises and settlements are made in exchange for consideration and are in the best interests of holders of Claims, are fair, equitable, reasonable and are integral elements of the restructuring and resolution of the Chapter 11 Cases in accordance with the Plan. Each of the discharge, release, indemnification and exculpation provisions set forth in the Plan:

         1.    is within the jurisdiction of this Court under 28
               U.S.C.ss.ss. 1334(a), (b), and (d);

         2.    is an essential means of implementing the Plan pursuant to section 1123(a)(5) of the Bankruptcy Code;

         3. is an integral element of the transactions incorporated into the Plan;

         4. confers material benefit on, and is in the best interest of, the Debtors, their estates and their creditors;

         5. is important to the overall objectives of the Plan to finally resolve all claims among or against the parties in interest in the Chapter 11 Cases with respect to the Debtors, their organization, capitalization, operation and reorganization; and

         6. is consistent with sections 105, 1123, 1129 and other applicable provisions of the Bankruptcy Code.

         AJ. Conditions to Confirmation. The conditions to Confirmation set forth in Section 13.1 of the Plan have been satisfied, waived or will be satisfied by entry of this Confirmation Order.

         AK. Conditions to Effective Date. Each of the conditions to the Effective Date, as set forth in Section 13.2 of the Plan, is reasonably likely to be satisfied. The conditions to the Effective Date, set forth in
Section 13.2 of the Plan, shall be subject to waiver by the Debtors in their discretion without any notice to parties in interest (except for the consent of the Creditors' Committee, which shall not be unreasonably withheld) or the Court and without a hearing.

         AL. Retention of Jurisdiction. The Court properly may retain jurisdiction over the matters set forth in Article XV of the Plan; provided, notwithstanding any provision in Article XV of the Plan to the contrary, the commission claim of Thomas Flohr in the matter Flohr v. Comdisco, Inc., Case No. 01-C3182 (N.D.Ill.)(J. Shadur) shall be liquidated before Judge Shadur in the United States District Court for the Northern District of Illinois.

         AM. Agreements and Other Documents. The Debtors have made adequate and sufficient disclosure of: (1) the Restructuring Transactions contemplated by the Plan; (2) the adoption of new or amended and restated certificates of incorporation and by-laws or similar constituent documents for Reorganized Comdisco and the Reorganized Debtors (3) the distributions to be made pursuant to the Plan; (4) the issuance (i) for distribution in accordance with the terms of the Plan, the New Common Shares, New PIK Notes, New Senior Notes and the Contingent Equity Distribution to the Disbursing Agent and (ii) the New Subsidiary Companies Common Shares; (5) the right of the Debtors and, as applicable, certain other parties, to agree upon and implement changes to the terms and structure of certain Restructuring Transactions; (6) the adoption, execution, delivery and implementation of all contracts, leases, instruments, releases and other agreements or documents related to any of the foregoing; (7) the adoption, execution and implementation of employment and indemnification agreements, and other employee plans and related agreements, including the Management Incentive Plan and Management Participation Agreement and (8) the other matters provided for under the Plan involving the corporate structure of Reorganized Comdisco.

         AN. Preservation of Causes of Action: It is in the best interest of the creditors and interest holders that all causes of action be retained by the Reorganized Debtors in order to maximize the value of Debtors' Estates.

         AO. Management Incentive Plan: The Management Incentive Plan is an essential element of this Plan and necessary for maximizing the value of the Debtors' Estates.

         AP. Disputed Claims Reserve. The Debtors are required, pursuant to
Section 10.4 of the Plan to estimate all Disputed General Unsecured Claims prior to making any distribution the holders of such Claims under the Plan in a manner to insure that an adequate reserve would be available should each Disputed Claim become an Allowed Claim. Certain claims, including the SIP Claim, are not estimable based on information available to the Debtors and the testimony of witnesses available at the hearing and, therefore, may be reserved in their full face amount. Such reserve may not be relied upon to show that any Disputed Claim, including the SIP Lender's Claim (to which the Debtors intend to object) is either probable or estimable for any other purpose.

                 ACCORDINGLY, THE COURT HEREBY ORDERS THAT:

         1. Confirmation. The Plan, which consists of the Plan and the modifications set forth in paragraph 42 hereof, is approved and confirmed under section 1129 of the Bankruptcy Code. The terms of the Plan and the exhibits and schedules thereto (in the final form thereof to be filed on or before the Effective Date) are incorporated by reference into and are an integral part of the Plan and this Confirmation Order. All Objections to confirmation of the Plan that have not been withdrawn, waived, or settled, and all reservations of rights included therein, are overruled on the merits.

         2. Effects of Confirmation; Immediate Effectiveness; Successors and Assigns. The stay contemplated by Bankruptcy Rule 3020(e) shall not apply to this Confirmation Order. Subject to the provisions of Section 13.1 and 13.2 of the Plan, and notwithstanding any otherwise applicable law, immediately upon the entry of this Confirmation Order, the terms of the Plan and this Confirmation Order are deemed binding upon Reorganized Comdisco, any and all holders of Claims or Interests (irrespective of whether such Claims or Interest are impaired under the Plan or whether the holders of such Claims or Interests accepted, rejected or are deemed to have accepted or rejected the Plan), any and all nondebtor parties to executory contracts and unexpired leases with any of the Debtors and any and all entities that are parties to or are subject to the settlements, compromises, releases, discharges and injunctions described in the Plan or herein, and the respective heirs, executors, administrators, successors or assigns, if any, of any of the foregoing.

         3. Substantive Consolidation. In light of the fact that substantive consolidation will promote a more equitable distribution of the Debtors' assets, as well as the additional factors identified in the Blake Declaration, the substantive consolidation of the Estates that comprise the Comdisco Debtors and the Estates that comprise the Prism Debtors, respectively, is in the bests interests of the Debtors' stakeholders and is appropriate under section 105 of the Bankruptcy Code.

         4. Continued Corporate Existence; Vesting of Assets. Except as otherwise provided in the Plan (and subject to the Restructuring Transactions), each Reorganized Debtor shall continue to exist after the Effective Date as a separate corporate entity, with all the powers of a corporation (or such other corporate form) under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, dissolution or otherwise) under applicable state or foreign law. Pursuant to Section 7.1(d) of the Plan, the Debtors will reorganize pursuant to the Continuing Company Structure. Except as otherwise provided in the Plan, all property of each Debtors' Estate, and any property of each Debtor that is not property of its Estate and that is not specifically disposed of pursuant to the Plan shall revest in the applicable Debtor on the Effective Date, subject to the Restructuring Transactions. On and after the Effective Date, each Reorganized Debtor is authorized to (a) operate its businesses; (b) use, acquire and dispose of property; and (c) compromise or settle any Claims or Interests arising or becoming due on or after the Effective Date, in each case without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or this Confirmation Order. As of the Effective Date, all property of each Debtor shall be free and clear of all Claims and Interests, except as specifically provided for in the Plan or Confirmation Order. Without limiting the foregoing, the Reorganized Debtors may pay the reasonable charges that it incurs on or after the Effective Date for Professionals' fees, disbursements, expenses or related support services without application to the Bankruptcy Court.

         5. Cancellation and Surrender of Instruments, Securities and Other Documentation. Except as provided in any contract, instrument or other agreement or document created, entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan, the Existing Securities shall be canceled and of no further force and effect, without any further action on the part of any Debtor or Reorganized Debtor. The holders of or parties to such canceled instruments, securities and other documentation shall have no rights arising from or relating to such instruments, securities and other documentation or the cancellation thereof, except the rights provided pursuant to the Plan; provided, however, that no distribution under the Plan shall be made to or on behalf of any holder of an Allowed Claim evidenced by such canceled instruments or securities unless and until such instruments or securities are received by the applicable Disbursing Agent or Trustee, to the extent required under the Plan.

         6. Release of Liens. Except as otherwise provided in the Plan or this Confirmation Order, or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan, all mortgages, deeds of trust, liens or other security interests against the property of any Estate are fully released and discharged, and all right, title and interest of any holder of such mortgages, deeds of trust, liens or other security interests, including any rights to any collateral thereunder, shall revert to the applicable Reorganized Debtor and their respective successors and assigns. Provided, however, that notwithstanding any provision in the Bankruptcy Code, the First Amended Joint Plan of Reorganization of Comdisco, Inc. and its Affiliated Debtors and Debtors in Possession (the "Plan"), or any other provision of this Confirmation Order, any liens, security interests, or encumbrances supporting the claim of FNBC Leasing Corporation and claim number 2003 of General Electric Capital Corporation filed in this bankruptcy case shall not be terminated or extinguished as a result of confirmation of the Plan, but shall be preserved, continue to exist and remain unaffected by confirmation of the Plan.

         7. Transfers to the Litigation Trust. The transfers of property by the Debtors to the Litigation Trust (a) are or shall be legal, valid, and effective transfers of property, (b) vest or shall vest the Litigation Trust with good title to such property free and clear of all Liens, charges, Claims, encumbrances, or Interests, except as expressly provided in the Plan or this Confirmation Order, (c) do not and shall not constitute avoidable transfers under the Bankruptcy Code or under applicable nonbankruptcy law, and (d) do not and shall not subject the Litigation Trust to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law, including, without limitation, any laws affecting successor or transferee liability. The Litigation Trust shall be classified as a liquidating trust under ss. 301.7701-4 of the Procedure and Administration Regulations. The Trustee shall be responsible for filing all federal, state and local tax returns for the Litigation Trust; the Trustee shall file all federal tax returns for the Litigation Trust as a grantor trust pursuant to section 1.671-4(a) of the Procedure and Administration Regulations.

         8. Succession of the Litigation Trust. On the Transfer Date (as defined in the Trust Agreement, Exhibit G to the Plan, as amended or as may be amended), the Debtors shall transfer and shall be deemed to have irrevocably transferred to the Litigation Trust, for and on behalf of the beneficiaries of the Trust, with no reversionary interest in the Debtors, the Trust Assets.

         9. Retained Assets. To the extent the succession to assets of Comdisco by Reorganized Comdisco pursuant to the Plan are deemed to constitute "transfers" of property, such transfers of property to Reorganized Comdisco (a) are or shall be legal, valid, and effective transfers of property, (b) vest or shall vest Reorganized Comdisco with good title to such property, free and clear of all Liens, charges, Claims, encumbrances, or Interests, except as expressly provided in the Plan or this Confirmation Order, (c) do not and shall not constitute avoidable transfers under the Bankruptcy Code or under applicable nonbankruptcy law, and (d) do not and shall not subject Reorganized Comdisco or any of its subsidiaries to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law, including, without limitation, any laws affecting successor or transferee liability.

         10. Discharge, Releases, Limitations Of Liability and Indemnification. The discharge of the Debtors and any of their assets or properties provided in Section 14.1 of the Plan, the releases set forth in Sections 14.6 and 14.7 of the Plan, and the exculpation and limitation of liability provisions set forth in Section 14.4 of the Plan, are deemed incorporated in this Confirmation Order as if set forth in full and are hereby approved; provided however, that notwithstanding Section 14.9 of the Plan, nothing in the Plan or this ConfirmationOrder shall release any Claim against a SIP Participant under the SIP Notes; further provided however, that notwithstanding anything in section 14.6 of the Plan to the contrary, nothing shall be deemed to release KPMG LLP from any claim or cause of action arising out of its audit or non-restructuring work for the Debtors.

         11. Injunction. Except as otherwise specifically provided in the Plan and except as may be necessary to enforce or remedy a breach of the Plan and/or the Trust Agreement, the Debtors, and all Persons who have held, hold or may hold Claims or Interests and any successors, assigns or representatives of the foregoing shall be precluded and permanently enjoined on and after the Effective Date from: (a) commencing or continuing in any manner any Claim, action or other proceeding of any kind with respect to any Claim, Interest or any other right or Claim against the Litigation Trust, Reorganized Comdisco, any other Reorganized Debtor, which they possessed or may possess prior to the Effective Date, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order with respect to any Claim, Interest or any other right or Claim against the Litigation Trust, Reorganized Comdisco or any other Reorganized Debtor, which they possessed or may possess prior to the Effective Date, (c) creating, perfecting or enforcing any encumbrance of any kind with respect to any Claim, Interest or any other right or Claim against the Litigation Trust, Reorganized Comdisco or any other Reorganized Debtor, which they possessed or may possess prior to the Effective Date, and (d) asserting any Claims that are released hereby.

         12. Automatic Stay. The stay in effect in Chapter 11 Cases pursuant to section 362(a) of the Bankruptcy Code shall continue to be in effect until the Effective Date, and at that time shall be dissolved and of no further force or effect, subject to the injunction set forth in the preceding paragraph and/or sections 524 and 1141 of the Bankruptcy Code, except that nothing herein shall bar the filing of financing documents or the taking of such other actions as are necessary to effectuate the transactions specifically contemplated by the Plan or by this Confirmation Order.

         13. Matters Relating to Implementation of the Plan; General Authorizations. The approvals and authorizations specifically set forth in this Confirmation Order are nonexclusive and are not intended to limit the authority of any Debtor or Reorganized Debtor or any officer thereof to take any and all actions necessary or appropriate to implement, effectuate and consummate any and all documents or transactions contemplated by the Plan or this Confirmation Order. In addition to the authority to execute and deliver, adopt or amend, as the case may be, the contracts, leases, instruments, releases and other agreements specifically granted in this Confirmation Order, the Debtors and the Reorganized Debtors are authorized and empowered, without action of their respective stockholders or boards of directors, to take any and all such actions as any of their executive officers may determine are necessary or appropriate to implement, effectuate and consummate any and all documents or transactions contemplated by the Plan or this Confirmation Order. Pursuant to section 1142 of the Bankruptcy Code, no action of the stockholders or boards of directors of the Debtors or the Reorganized Debtors shall be required for the Debtors or the Reorganized Debtors: (a) enter into, execute and deliver, adopt or amend, as the case may be, any of the contracts, leases, instruments, releases and other agreements or documents and plans to be entered into, executed and delivered, adopted or amended in connection with the Plan and, following the Effective Date, each of such contracts, leases, instruments, releases and other agreements shall be a legal, valid and binding obligation of the applicable Reorganized Debtor and enforceable against such Reorganized Debtor in accordance with its terms; (b) issue (i) for distribution in accordance with the terms of the Plan, the New Common Shares, New PIK Notes, the New Senior Notes and the Contingent Equity Distribution to the Disbursing Agent, and (ii) the New Subsidiary Companies Common Shares, pursuant to the Plan (upon such issuance, all such shares of New Common Shares and Subsidiary Companies Common Shares as well as the New PIK Notes and New Senior Notes shall be duly authorized and validly issued), or (c) authorize the Reorganized Debtors to engage in any of the activities set forth in this paragraph or otherwise contemplated by the Plan. The Chief Executive Officer or any other executive officer of Reorganized Comdisco is authorized to execute, deliver, file or record such contracts, instruments, financing statements, releases, mortgages, deeds, assignments, leases, applications, registration statements, reports or other agreements or documents and take such other actions as such officer may determine are necessary or appropriate to effectuate or further evidence the terms and conditions of the Plan, this Confirmation Order and any and all documents or transactions contemplated by the Plan or this Confirmation Order, all without further application to or order of the Bankruptcy Court and whether or not such actions or documents are specifically referred to in the Plan, the Disclosure Statement, the Disclosure Statement Order, this Confirmation Order or the exhibits to any of the foregoing, and the signature of such officer on a document shall be conclusive evidence of the officer's determination that such document and any related actions are necessary and appropriate to effectuate or further evidence the terms and conditions of the Plan, this Confirmation Order or other documents or transactions contemplated by the Plan or this Confirmation Order. The Secretary or any Assistant Secretary of each Debtor or Reorganized Debtor is authorized to certify or attest to any of the foregoing actions. Pursuant to section 1142 of the Bankruptcy Code, to the extent that, under applicable nonbankruptcy law, any of the foregoing actions otherwise would require the consent or approval of the stockholders or the boards of directors of any of the Debtors or Reorganized Debtors this Confirmation Order shall constitute such consent or approval, and such actions are deemed to have been taken by unanimous action of the stockholders and directors of the appropriate Debtor or Reorganized Debtor.

         14. Directors and Officers of Reorganized Debtors. The appointment of the initial directors of Reorganized Comdisco, as disclosed at the Confirmation Hearing as of and immediately following the Effective Date, is approved. Having the existing senior officers of Comdisco, except for the Chief Executive Officer, serve in the same capacities after the Effective Date for Reorganized Comdisco is also approved. Ronald Mishler is hereby approved as Chief Executive Officer of Reorganized Comdisco. Notwithstanding any otherwise applicable non-bankruptcy law, the initial term for each director of Reorganized Comdisco shall be for an initial two year term commencing on the Effective Date. Each such director and officer shall serve from and after the Effective Date until his or her successor is duly elected or appointed and qualified or until such director's or officer's earlier death, resignation or removal in accordance with the terms of the Plan, the certificates of incorporation and by-laws or similar constituent documents of the applicable Debtor and applicable law.

         15. Approval of Employment, Retirement, Indemnification, and Other Related Agreements and Incentive Compensation Programs. Pursuant to section 1142(b) of the Bankruptcy Code, without further action by the Bankruptcy Court or the stockholders or board of directors of Reorganized Comdisco, and without limiting the power of authority of the Reorganized Debtors following the Effective Date to take any and all such actions as may be permitted or required by applicable nonbankruptcy law, the Reorganized Debtors are authorized, as of the Effective Date, to: (a) maintain, amend or revise existing employment, retirement, welfare, incentive, severance, indemnification and other agreements with their active directors, officers and employees, subject to the terms and conditions of any such agreement;
(b) enter into new employment, retirement, welfare, incentive, severance, indemnification and other agreements for active and retired employees; and
(c) make all payments under the Management Incentive Plan and Management Participation Agreement as set forth therein; provided, however, that any modification which may decrease amounts under the Management Incentive Plan are materially increase amounts under the Management Incentive Plan shall require Bankruptcy Court approval, provided, further, that the Debtors are authorized to make such adjustments as are (i) necessary to update the applicable targets set for the Management Incentive Plan to conform with the valuation set forth in the Disclosure Statement, (ii) necessary for the day-to-day implementation of the Management Incentive Plan, such as the hiring of new employees or (iii) otherwise permitted under the order approving the Management Incentive Plan.

         16. Litigation Trust. The appointment of the Trustee to the Litigation Trust as designated by the Creditors' Committee is hereby approved.

         17. Exemption From Certain Taxes. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of any security, or the making, delivery, filing, or recording of any instrument of transfer under the Plan, shall not be taxed under any law imposing a recording tax, stamp tax, transfer tax, or similar tax. All filing or recording officers, wherever located and by whomever appointed, shall comply with the requirements of section 1146(c) of the Bankruptcy Code with the Court retaining specific jurisdiction with respect to this matter.

         18. Reorganized Comdisco Restructuring Transaction. Effective on the Effective Date, pursuant to 11 U.S.C.ss.ss. 1123(a), 1142(b) and 105, the Debtors and the Reorganized Debtors are authorized to enter into such Restructuring Transactions as contemplated by or in furtherance of the Plan, and to take such actions as may be necessary or appropriate to accomplish such Restructuring Transactions and to make all filings and recordings in connection therewith.

         19. Assumptions and Assumption and Assignments. Except as otherwise modified herein, the executory contract and unexpired lease provisions of Article VIII of the Plan are specifically approved. Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into in connection with the Plan, on the Effective Date, pursuant to section 365 of the Bankruptcy Code, the applicable Debtor or Debtors shall assume or assume and assign, as indicated, each of the executory contracts and unexpired leases listed on Plan Schedule 8.1, as such contracts and leases may be amended or modified; provided, however, that the Debtors shall have the right, at any time prior to the Effective Date, to amend Plan Schedule 8.1 to: (a) delete any executory contract or unexpired lease listed therein, thus providing for its rejection pursuant to Section 8.2 of the Plan, or (b) add any Executory Contract or Unexpired Lease thereto, thus providing for its assumption or assumption and assignment pursuant to Section 8.1 of the Plan. Each contract and lease listed on Plan Schedule 8.1 shall be assumed only to the extent that any such contract or lease constitutes an executory contract or unexpired lease. Listing a contract or lease on Plan Schedule 8.1 shall not constitute an admission by a Debtor or Reorganized Debtor that such contract or lease is an executory contract or unexpired lease or that a Debtor or Reorganized Debtor has any liability thereunder.

         20. Cure Amount Notices. This Confirmation Order shall constitute an order approving the assumptions and assignments described in Section 8.1 of the Plan, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date. The Debtors or Reorganized Debtors shall provide notice to each party whose executory contract or unexpired lease is being assumed or assumed and assigned pursuant to the Plan of: (a) the contract or lease being assumed or assumed and assigned; (b) the name of the proposed assignee, if any; (c) the proposed cure amount ("Cure Amount Claim") if any, that the applicable Debtor or Reorganized Debtor believes it (or its assignee) would be obligated to pay in connection with such assumption; and
(d) the procedures for such party to object to the assumption or assumption and assignment of the applicable contract or lease or the amount of the proposed Cure Amount Claim (the "Cure Amount Notice"). The Cure Amount Notice shall be in substantially the form attached hereto as Exhibit B and incorporated herein by reference and shall be served on each nondebtor party or parties to an executory contract or unexpired lease.

         21. Objections to Assumptions or Assumptions and Assignments. If any non-Debtor party to the subject executory contract or unexpired lease disputes the assumption or assumption and assignment of its executory contract or unexpired lease or the amount of the proposed Cure Amount Claim set forth in the Cure Amount Notice, such party must file and serve on the Debtors or the Reorganized Debtors as applicable, a written objection setting forth the basis for such dispute no later than 20 days after the date of service of the Cure Amount Notice. If the parties are unable to resolve such a dispute, either (a) such dispute shall be determined by the Bankruptcy Court after appropriate briefing and a hearing scheduled on not less than 30 days' notice or (b) the applicable Debtor or Reorganized Debtor may reject the executory contract or unexpired lease at issue in accordance with the Plan and this Confirmation Order. If the nondebtor party to an executory contract or unexpired lease does not timely and properly object to the proposed Cure Amount Claim identified in a Cure Amount Notice, the proposed amounts shall become the final Allowed Cure Amount Claim without further action by the Bankruptcy Court, the Debtors or the Reorganized Debtors and the Proposed Cure Amount Claim shall be paid or satisfied in accordance with the Plan and this Confirmation Order. Until a Cure Amount Claim becomes allowed in accordance with the procedures set forth in this Confirmation Order and the Cure Amount Notice, such Claim shall be treated as a Disputed Claim for purposes of making distributions under the Plan.

         22. Payment of Cure Amount Claims. Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, at the option of the Debtor party to the contract or lease or the assignee of such Debtor party assuming such contract or lease, by Cure. If there is a dispute regarding (a) the nature or amount of any Cure,
(b) the ability of any Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or
(c) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order resolving the dispute and approving the assumption or assumption and assignment, as the case may be; provided that if there is a dispute as to the amount of Cure that cannot be resolved consensually among the parties, the Debtors shall have the right to reject the contract or lease for a period of five (5) days after entry of a final order establishing a Cure amount in excess of that provided by the Debtors. To the extent the Debtor who is party to the executory contract or unexpired lease is to be merged or liquidated as part of a Restructuring Transaction, the nondebtor parties to such executory contract or unexpired lease shall, upon assumption as contemplated herein, be deemed to have consented to the assignment of such executory contract or unexpired lease to the Reorganized Debtor that is the surviving entity after such Restructuring Transaction; provided, however, that to the extent that a prior order provides that a contract or lease was to be rejected upon a ten
(10) day notice of rejection (the "Notice of Rejection"), to the extent such notice has not been given as of the entry of this Confirmation Order, such order shall remain enforceable and shall control the rejection of such contract or lease.

         23. Rejections. On the Effective Date, or as otherwise set forth on Schedule 8.2 or the Notice of Rejection, each executory contract and unexpired lease listed on Plan Schedule 8.2 shall be rejected pursuant to section 365 of the Bankruptcy Code. All executory contracts and leases listed on Plan Schedule 8.2 shall be rejected only to the extent that any such contract or lease constitutes an executory contract or unexpired lease. This Confirmation Order shall constitute an order approving such rejections, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date. Notice of the Rejection of any executory contract or unexpired lease listed on Plan Schedule 8.2 shall be given in accordance with the provisions of the Plan and this Order. The Notice of Rejection shall be in substantially the form attached hereto as Exhibit C.

         24. Professional Claims and Final Fee Applications. On the Effective Date, the Debtors shall pay all amounts owing to Professionals for all outstanding amounts relating to prior periods through the Effective Date approved by the Bankruptcy Court in accordance with the Professional Fee Order; provided, however, that Professionals shall continue to prepare fee applications in accordance with the Professional Fee Order up to the Effective Date. In accordance with section 11.1(a) of the Plan, each Professional estimated fees and expenses due for periods that have not been billed as of the anticipated Effective Date. Provided no objections were filed to a Professional's estimate prior to the Confirmation Hearing, then within ten (10) days of the Effective Date such Professional shall submit a bill and, provided that such bill is no more than the estimate, the fees and expenses shall be Allowed, subject to final approval by the Bankruptcy Court. The Administrative Order Pursuant to 11 U.S.C. ss.ss.105(a) and 331 Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professionals, entered on July 17, 2001, shall be modified by this Confirmation Order solely to provide that the third fee application period shall be extended until the Effective Date. Within forty-five (45) days after the end of the month in which the Effective Date occurred, Professionals shall file with the Bankruptcy Court an application for final allowance of compensation and expense reimbursement and serve such applications on counsel for the Debtors, the Creditors' Committee, the United States Trustee and as otherwise required by the Bankruptcy Court and the Bankruptcy Code. The objection deadline for the final fee applications shall be twenty (20) days from the date of filing.

         25. Other Administrative Claims. All other requests for payment of an Administrative Claim, other than fees for the Prepetition Indenture Trustees and their counsel which shall be paid without requiring the filing of a fee application, must be filed with the Bankruptcy Court and served on counsel for the Debtors and counsel for the Debtors and/or Reorganized Debtors no later than forty-five (45) days after the Effective Date. Unless the Debtors object to an Administrative Claim within forty-five (45) days after receipt, such Administrative Claims shall be deemed allowed in the amount requested. In the event that the Debtors object to an Administrative Claim, the Bankruptcy Court shall determine the Allowed amount of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim which is paid or payable by a Debtor in the ordinary course of business.

         26. Bar Date For Rejection Damage Claims and Related Procedures. If the rejection by a Debtor, pursuant to the Plan or otherwise, of an executory contract or unexpired lease results in a Claim, then such Claim shall be forever barred and shall not be enforceable against any Debtor or Reorganized Debtor or the properties of any of them unless a Proof of Claim is filed with the Debtors' Claims agent, Logan & Company, Inc. and served upon counsel to the Debtors, and counsel to the Creditors' Committee, within thirty (30) days after service of the earlier of (a) notice of the Effective Date, or (b) other notice that the executory contract or unexpired lease has been rejected.

         27. Exemption from Securities Laws. The provisions of section 1145 of the Bankruptcy Code shall be applicable to the issuance and distribution of the New Common Shares, the New Senior Notes, the New PIK Notes, Contingent Equity Distribution to the Disbursing Agent and the New Subsidiary Companies Common Shares. Therefore, these securities are exempt from the requirements of Section 5 of the Securities Act of 1933, as amended, as well as any state or local law requiring registration for the offer or the sale of these securities or the registration of the issuer. Pursuant to and to the fullest extent permitted by section 1145 of the Bankruptcy Code, the resale of any securities issued under the Plan shall be exempt from Section 5 of the Securities Act and any state or local law requiring registration prior to the offering, issuance, distribution or sale of such securities.

         28. Payment of Fees. All fees payable by the Debtors under 28 U.S.C. ss. 1930 shall be paid on or before the Effective Date.

         29. Authorization to Consummate Plan. The Court authorizes the Debtors to consummate the Plan after entry of this Confirmation Order. The Debtors are authorized and directed to execute, acknowledge, and deliver such deeds, assignments, conveyances, and other assurances, documents, and instruments of transfer and to take such other actions as may be reasonably necessary to perform the terms and provisions of the Plan and the Restructuring Transactions and all other transactions contemplated by the Plan, and all other agreements related thereto.

         30. Failure to Consummate Plan and Substantial Consummation. If consummation of the Plan does not occur, then the Plan, any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or rejection of executory contracts or leases affected by the Plan, and any document or agreement executed pursuant to the Plan, shall be null and void in all respects. Nothing contained in the Plan or this Confirmation Order, and no acts taken in preparation for consummation of the Plan, shall (a) constitute a waiver or release of any Claims by or against the Debtors or any other Person, (b) prejudice in any manner the rights of the Debtors or any other Person, (c) constitute an admission of any sort by the Debtors or any other Person, or (d) be construed as a finding of fact or conclusion of law with respect thereto. Upon the occurrence of the Effective Date with respect to each Debtor, the Plan shall be deemed substantially consummated as to such Debtor.

         31. Retention of Jurisdiction. Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding the entry of this Confirmation Order or the occurrence of the Effective Date, this Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction over those items and matters set forth in Article XV of the Plan; provided, notwithstanding any provision in Article XV of the Plan to the contrary, the commission claim of Thomas Flohr in the matter Flohr v. Comdisco, Inc., Case No. 01-C3182 (N.D.Ill.)(J. Shadur) shall be liquidated before Judge Shadur in the United States District Court for the Northern District of Illinois.

         32. References to Plan Provisions. The failure to include or specifically reference any particular provision of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Plan be confirmed in its entirety. The provisions of the Plan and of this Confirmation Order shall be construed in a manner consistent with each other so as to effect the purposes of each; provided, however, that if there is determined to be any inconsistency between any Plan provision and any provision of this Confirmation Order that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of this Confirmation Order shall govern and any such provision of this Confirmation Order shall be deemed a modification of the Plan and shall control and take precedence.

         33. Rule 3018(a) Motions Granted. The 3018(a) Motions are granted solely to allow the parties thereto to vote on the Plan.

         34. Separate Confirmation Orders. This Confirmation Order is and shall be deemed a separate Confirmation Order with respect to each of the Debtors in each Debtors' separate Chapter 11 Case for all purposes. The Clerk of the Court is directed to file and docket this Confirmation Order in the Chapter 11 Case of each of the Debtors.

         35. Filing and Recording. This Confirmation Order (a) is and shall be effective as a determination that, on the Effective Date and all Claims and Interests existing prior to such date have been unconditionally released, discharged and terminated, and (b) is and shall be binding upon and shall govern the acts of all entities including without limitation, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal, state and local officials, and all other persons and entities who may be required, by operation of law, the duties of their office, or contract, to accept, file, register or otherwise record or release any document or instruments. Each and every federal, state and local government agency is hereby directed to accept any and all documents and instruments necessary, useful or appropriate to effectuate, implement and consummate the transactions contemplated by the Plan and this Confirmation Order without payment of any recording tax, stamp tax, transfer tax or similar tax imposed by state or local law.

         36. Notice of Occurrence of Effective Date. On or before the fifth
(5) Business Day following the occurrence of the Effective Date, the Debtors shall serve notice of the Effective Date pursuant to Bankruptcy Rules 2002(f)(7), 2002(k), and 3020(c), on all Claim holders, the United States Trustee and other parties in interest, by causing a notice of Effective Date in substantially the form of the notice annexed hereto as Exhibit D, which form is hereby approved (the "Notice of Effective Date"), to be delivered to such parties by first class mail, postage prepaid; provided, however, that notice need not be given or served under the Bankruptcy Code, the Bankruptcy Rules, or this Confirmation Order to any Person to whom the Debtors mailed a notice of the Confirmation Hearing, but received such notice returned marked "undeliverable as addressed," "moved - left no forwarding address" or "forwarding order expired," or similar reason, unless the Debtors have been informed in writing by such Person of that Person's new address. The notice described herein is adequate under the particular circumstances of the Chapter 11 Cases, and no other or further notice is necessary. Notwithstanding the foregoing, pursuant to Bankruptcy Rule 2002(l), the Debtors may satisfy the requirements of Bankruptcy Rule 2002(f)(7) with respect to any Claim holder that does not reside in the United States by publishing the Notice of Effective Date in The Wall Street Journal (Global Edition), The New York Times (National Edition) and Chicago Tribune (Daily Edition) within fifteen (15) Business Days of the Effective Date.

         37. Priority Tax Claims. Any Allowed Priority Claims not paid on the Effective Date shall bear interest at a rate of 6.0% per annum until paid, beginning on the Effective Date and continuing until paid. All Allowed Priority Tax Claims will be paid within six (6) years as required by section 1129(a)(9)(C) of the Bankruptcy Code.

         38. Dresdner Set Off. Dresdner Bank AG shall be entitled to set off $3,454,920.19, plus interest, owed to Comdisco pursuant to a Swap Agreement, dated March 5, 1999, against either its Claim as a SIP Lender or its Claim as a Prepetition Lender.

         39. Tolling of Statute of Limitations. Section 108 of the Bankruptcy Code shall continue to apply after the Effective Date to extend the statute of limitations with respect to Causes of Action.

         40. SIP Release. The SIP Release may be modified by further order of the Bankruptcy Court, or as provided in the Trust Agreement.

         41. Exhibits to the Plan Will Operate as Controlling Documents. In the event of an inconsistency between the Plan and the Exhibits to the Plan, the Exhibits to the Plan will control.

         42. Modifcations to the Plan. At the request of the Debtors, the Plan is hereby modified pursuant to section 1127(a) of the Bankruptcy Code as follows:(3)


-----------
3 Additions are indicated with a double underlining; deletions are indicated with a strike-through. A complete redline copy of the Plan, indicating amendments, is attached hereto as Exhibit A.


             (a) "Distribution Date" means the date, occurring as soon as practicable after the Administrative Claims Bar Date (unless determined by the Reorganized Debtors, in its sole discretion, that an earlier date may be used), upon which distributions are made to holders of Allowed Claims entitled to receive distributions, under the Plan.

             (b) 1.141 "SIP Election Date" means September 30, 2002 or as otherwise set forth on Exhibit H which may be filed on or before the Exhibit Filing Date and shall be acceptable to the Creditors' Committee.

             (c) 7.6 Certificates of Incorporation, By-laws and Trust Documents. The Certificates of Incorporation, By-laws, declarations of trust, trust agreements or similar trust documents of each of the Reorganized Debtors and the New Subsidiary Companies shall be structured or amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code and shall include, among other things, (a) pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of nonvoting equity securities, but only to the extent required by section 1123(a)(6) of the Bankruptcy Code; and (b) provisions authorizing the issuance of New Subsidiary Company Common Shares, New Common Shares, New Senior Notes and New PIK Notes in amounts not less than the amounts necessary to permit the distributions thereof required or contemplated by the Plan. After the Effective Date, the Reorganized Debtors may amend and restate the Certificates of Incorporation, By-laws, declarations of trust, trust agreements or similar trust documents as permitted by applicable law, the Certificates of Incorporation and the By-laws.

             (d) 7.11 Use of Cash. Prior to the Distribution Date, the Reorganized Debtors shall fund the Cash Reserve and the Operating Reserve. After the Distribution Date, all Cash received by Reorganized Comdisco shall be used as follows:
             First, to pay operating expenses (including all semi-annual bonus payments under the Management Incentive Plan), second, to pay interest under the New Senior Notes; third to amortize principal under the New Senior Notes; fourth, to pay interest under the New PIK Notes; fifth, to make the applicable payments under the Management Incentive Plan (except as set forth above); sixth to amortize the New PIK Notes; and seventh, to pay dividends or other distributions to the holders of the New Common Shares.

             (e) 7.14 Preservation of Causes of Action. Except as otherwise provided in this Plan or the Confirmation Order, or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all Causes of Action that the Debtors or the Estates may hold against any Person or entity. Each Debtor or its successor(s) may pursue such Causes of Action as appropriate, in accordance with the best interests of the Reorganized Debtor or its successor(s) who hold such rights to maximize the value of the estates for the benefit of all holders of Allowed Claims and Allowed Interests.

             (f) 7.17 Management Incentive Plan and Management Participation Agreement. On the Effective Date, the Debtors shall implement an incentive plan governed by the Management Incentive Plan. In addition, Reorganized Comdisco shall enter into any Management Participation Agreements which Reorganized Comdisco determines, in its sole discretion, are necessary. All such Management Participation Agreements shall be governed by the provisions of the Management Incentive Plan. The Management Incentive Plan may be modified , as set forth in the Confirmation Order.

             (g) 10.4 Disputed Claim Reserve. The Disbursing Agent shall withhold the Disputed Claim Reserve from the property to be distributed to particular classes under the Plan based upon the Face Amount of Disputed Claims as directed by the Reorganized Debtors. The Disbursing Agent shall withhold such amounts or property as may be necessary from property to be distributed to such Classes of Claims under the Plan on a Pro Rata basis based upon the Face Amount of such Claims. The Reorganized Debtors or their designated Disbursing Agent may request estimation for any Disputed Claim that is contingent or unliquidated, and the Disbursing Agent will withhold the applicable Disputed Claim Reserve based upon the estimated amount of each such Claim as estimated by the Bankruptcy Court. If the Reorganized Debtors or their designated Disbursing Agent elects not to request such an estimation from the Bankruptcy Court with respect to a Disputed Claim that is contingent or unliquidated, the Disbursing Agent shall withhold the applicable Disputed Claim Reserve based upon the good faith estimate of the Reorganized Debtors or their designated Disbursing Agent of such Claim. The Disbursing Agent shall also place in the applicable Disputed Claim Reserve any dividends, payments or other distributions made on account of, as well as any obligations arising from, the property withheld as the applicable Disputed Claim Reserve, to the extent that such property continues to be withheld as the applicable Disputed Claim Reserve at the time such distributions are made or such obligations arise. If practicable, the Disbursing Agent will invest any Cash that is withheld as the applicable Disputed Claim Reserve in an appropriate manner to insure the safety of the investment. Nothing in this Plan or the Disclosure Statement shall be deemed to entitle the holder of a Disputed Claim to postpetition interest on such Claim. If a vote of holders of New Common Shares is taken, all New Common Shares held in the Disputed Claims Reserve shall be deemed to vote in proportion to the manner in which the distributed New Common Shares voted.

             (h) 11.1(b) Professional Fees. All Professionals or other entities requesting compensation or reimbursement of expenses pursuant to sections 327, 328, 330, 331, 503(b) and 1103 of the Bankruptcy Code for services rendered on or before the Effective Date (including compensation for making a substantial contribution in any of the Chapter 11 Cases) shall file with the Bankruptcy Court and serve such applications on counsel for the Debtors, the Creditors' Committee, the United States Trustee and as otherwise required by the Bankruptcy Court and the Bankruptcy Code an application for final allowance of compensation and reimbursement of expenses no later than forty-five (45) days after the end of the month in which the Effective Date occurred. Objections to applications of Professionals and other entities for compensation and reimbursement of expenses must be filed with the Bankruptcy Court no later than twenty (20) days after the filing of a Professional's application. All compensation and reimbursement of expenses allowed by the Bankruptcy Court shall be paid ten
             (10) days after the entry of an Order allowing such fees and expenses, or as soon thereafter as practicable.

             (i) 12.1 Appointment of Trustee. (a) The Trustee for the Litigation Trust shall be designated by the Creditors' Committee (in consultation with the Debtors). Specifically, the Creditors' Committee shall file a notice on a date that is not less than five (5) days prior to the Confirmation Hearing designating the Person who it has selected as Trustee and seeking approval of such designation. The Person designated as Trustee shall file an affidavit demonstrating that such Person meets the requirements that would apply under section 327(e) of the Bankruptcy Code to be retained as special counsel to the Creditors' Committee to prosecute collection of the SIP Notes.. If approved by the Bankruptcy Court, the Person so designated shall become the Trustee on the Effective Date. If the Trustee resigns or is removed as set forth herein or in the Trust Agreement, a new trustee shall be appointed by the board of directors of the Reorganized Debtors with the consent of the Trust Advisory Board, if any, which consent shall not be unreasonably withheld.

             (j) 12.2 Transfer of Trust Assets to the Litigation Trust. On the Transfer Date (as defined in the Trust Agreement, Exhibit G to the Plan, as amended or as may be amended), the Debtors shall transfer and shall be deemed to have irrevocably transferred to the Litigation Trust, for and on behalf of the beneficiaries of the Trust, with no reversionary interest in the Debtors, the Trust Assets.

             (k) 12.3(b) The Litigation Trust. The Trustee shall have full authority to take any steps necessary to administer the Trust Agreement, including, without limitation, the duty and obligation to liquidate Trust Assets, to make distributions therefrom to the Disbursing Agent for distribution to holders of Allowed Claims in Class C-4 and, as provided in the Trust Agreement, to pursue and settle any other Trust Claims.

             (l) 12.3(d) The Litigation Trust. Subject to any limitations contained in the Trust Agreement, the Trustee may retain such law firms, accounting firms, experts, advisors, consultants, investigators, appraisers, auctioneers or other professionals as it may deem necessary (collectively, the "Trustee Professionals"), in its sole discretion, and at its sole expense, to aid in the performance of its responsibilities pursuant to the terms of this Plan including, without limitation, the liquidation and distribution of Trust Assets.

             (m)12.4(a) The Trust Advisory Board. The Trust Advisory Board shall be comprised of up to three (3) members, each of which shall be designated by the Creditors' Committee if in existence, or if not, by the board of Reorganized Comdisco. The Creditors' Committee, and/or the new board of Reorganized Comdisco, may elect whether to create a Trust Advisory Board. The Creditors' Committee shall give the Debtors written notice of the identities of such members and file such notice with the Bankruptcy Court on a date that is not less than five (5) days prior to the Confirmation Hearing. The Trust Advisory Board shall adopt such By-laws as it may deem appropriate. The Trustee shall consult regularly with the Trust Advisory Board when carrying out the purpose and intent of the Litigation Trust. Members of the Trust Advisory Board, if any, shall be entitled to compensation in accordance with the Trust Agreement and to reimbursement of the reasonable and necessary expenses incurred by them in carrying out the purpose of the Trust Advisory Board. Reimbursement of the reasonable and necessary expenses of the members of the Trust Advisory Board and their compensation to the extent provided for in the Trust Agreement shall be payable by the Litigation Trust.

             (n) 14.7 Release by Holders of Claims and Interests. On the Effective Date(s) (a) each Person that votes to accept the Plan, (b) to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, all holders of Claims and Interests, in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan and the Cash and other contracts, instruments, releases, agreements or documents to be delivered in connection with the Plan, each entity (other than a Debtor) that has held, holds or may hold a Claim or Interest, as applicable, and (c) each Prepetition Lender (i) under the Prepetition Citibank 364 Day Global Credit Facility and the Prepetition Citibank Global Credit Facility to the extent over 50% of the applicable Prepetition Lenders under the applicable Prepetition Credit Agreement vote to accept the Plan and (ii) under the Prepetition National Westminster Bank 364 Day Credit Facility and the Prepetition National Westminster Bank Credit Facility to the extent over 66 2/3% of the applicable Prepetition Lenders under the applicable Prepetition Credit Agreement vote to accept the Plan (each, a "Release Obligor"), shall have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged each Released Party from any claim or Cause of Action existing as of the Effective Date arising from, based on or relating to, in whole or in part, the subject matter of, or the transaction or event giving rise to, the Claim or Interest of such Release Obligor, and any act, omission, occurrence or event in any manner related to such subject matter, transaction or obligation; provided, however, that this Section 14.7 shall not release any Released Party from any claim or Cause of Action existing as of the Effective Date, based on (i) the Internal Revenue Code or other domestic state, city or municipal tax code, (ii) the environmental laws of the United States or any domestic state, city or municipality, or (iii) any criminal laws of the United States or any domestic state, city or municipality; further provided, however, that this Section 14.7 shall not release any Prepetition Lenders or Prepetition Agents from any claim or Cause of Action owed to the Prepetition Bank or another Prepetition Lender, nor shall the Section 14.7 release any SIP Participant from such participant's obligations and liabilities to the SIP Lenders arising from or related to the SIP Notes. Notwithstanding anything in this Section 14.7 to the contrary, nothing herein shall release (i) any individual that was a named party to the Securities Class Action as of the Petition Date from any liability relating thereto or (ii) any SIP Lender or Prepetition Lender from any liability, claims, defenses or right of set off or recoupment relating to the SIP or the SIP Guarantee. Notwithstanding anything herein to the contrary, if a Prepetition Agent or a Prepetition Lender votes to accept the Plan, the release provisions set forth in Section 14.7(a) or 14.7(c) shall not apply to the Claims of the Prepetition Agent or Prepetition Lender, if any, under the SIP or the SIP Guarantee Agreement, if such entity did not vote to accept the Plan with respect to its SIP Lender Claim.

             (o) Article VX Retention of Jurisdiction. Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan, including, among other things, the following matters: and (u) to hear and determine all matters relating to the enforcement and interpretation of section 14.7(b) of this Plan.


         43. Intercompany Claims. Except as to amounts that Prism owes Comdisco under the Plan or as provided in the Indentures, no distribution shall be made under the Plan on account of Intercompany Claims.



Dated:  Chicago, Illinois
        July 30, 2002

                                     /s/ Ronald Barliant
                                     --------------------------------------
                                     HONORABLE RONALD BARLIANT
                                     UNITED STATES BANKRUPTCY JUDGE